FOR IMMEDIATE RELEASE

Contact:
Michael Quint
MicroStrategy Incorporated
(703) 848-8600
pr_info@microstrategy.com


       MicroStrategy Reaches Agreements to Settle Class Action Lawsuit
                      and Shareholder Derivative Lawsuit


     VIENNA, VA, October 24, 2000 - MicroStrategy(R) Incorporated (NASDAQ: MSTR) announced today that it has reached agreements to settle two lawsuits filed against the Company and certain of its officers and directors relating to the Company's restatement of financial results for 1997, 1998, and 1999. The first settlement agreement relates to the consolidated securities class action lawsuit filed in the United States District Court for the Eastern District of Virginia. The second settlement agreement relates to the shareholder derivative lawsuit filed in the Delaware Court of Chancery. Both settlements are subject to confirmatory discovery, final documentation, and court approval.

     Under the class action  settlement  agreement,  class members will receive:
(1) five-year unsecured promissory notes issued by MicroStrategy having an aggregate principal amount of $80.5 million, bearing interest at 7.5% per year;
(2) 550,000 shares of MicroStrategy Class A Common Stock, with the number of shares to be increased if the market value of the shares at the time of the district court settlement hearing is less than $30 per share, so that the guaranteed value of the shares is $16.5 million; and (3) warrants issued by MicroStrategy to purchase 1.9 million shares of MicroStrategy Class A Common Stock at an exercise price of $50 per share, with the warrants expiring five years from the date they are issued.

     MicroStrategy has the right, at any time, to prepay the promissory notes, or to mandatorily convert the promissory notes into shares of MicroStrategy Class A Common Stock at a conversion price equal to 80% of the dollar weighted average trading price per share for all round lot transactions in the stock on the Nasdaq National Market for the ten trading days ending two days prior to the date that written notice of conversion has been given. The warrants may be exercised for cash or by tendering promissory notes valued for the purpose of warrant exercise at 133% of their principal amount plus accrued interest.

     Under the derivative settlement agreement, MicroStrategy will add a new, independent director with finance experience to the audit committee of its board of directors and will ensure continued adherence with applicable legal and regulatory requirements regarding the independence of audit committee members and trading

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by insiders.  In addition,  certain officers of MicroStrategy  will contribute a portion of the 550,000 shares of MicroStrategy Class A Common Stock that is to be issued to class members in settlement of the class action lawsuit. Specifically, Michael J. Saylor, Sanju K. Bansal and Mark S. Lynch will contribute to the class action settlement Class A Common Stock with a total value of $10 million.

     "We are pleased to put these lawsuits behind us," said Jonathan F. Klein, Vice President, Law and General Counsel of MicroStrategy Incorporated. "We believe that the settlements announced today will allow us to focus on executing our strategic plans and building value for our shareholders, customers, and employees. In addition, the financial structure of the class action settlement gives class members a strong interest in the future success of MicroStrategy."

     In connection with the settlements, the Company expects to receive a cash payment of slightly more than $13 million from its insurance carriers.

About MicroStrategy Incorporated

     MicroStrategy is a leading worldwide provider of Intelligent E-Business(TM) software and related services. MicroStrategy's technology platform is creating a new generation of one-to-one e-business solutions that enable global 2000 organizations to build personal relationships with their partners, supply-chains, and customers. MicroStrategy delivers these solutions via web, wireless, and voice. In addition to its industry leading technology, MicroStrategy also offers a comprehensive set of consulting, training and support services for its customers and partners.

     MicroStrategy  has  approximately   1,000  customers  across  such  diverse
industries  as  retail,   finance,   telecommunications,   dot-com,   insurance,
healthcare, pharmaceuticals and consumer packaged goods. MicroStrategy also has entered into relationships with more than 270 systems integrators, application development and platform partners.
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This press release may include statements that may constitute  "forward- looking statements," including its estimates of future business prospects or financial results and statements containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated (the "Company") to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the possibility that the settlement agreements will not obtain court approval or that the other conditions to the settlement will not be satisfied; the Company's ability to secure financing for its current operations and long-term plans on acceptable terms; the ability of the Company to implement and achieve widespread customer acceptance of its MicroStrategy 7 software and Strategy.com network on a timely basis; adverse reaction by the Company's employees, investors, customers, vendors and lenders to the restatement of the Company's financial results or its future prospects; the Company's ability to recognize deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company's products in the marketplace; the timing of significant orders; delays in the Company's ability to develop or ship new products; market acceptance of new products; competitive factors; general economic conditions; currency fluctuations and other risks detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


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